FOR IMMEDIATE RELEASE July 28, 2004	Company Contact: Jacqueline E. Burwitz Vice President, Investor Relations 314-985-2169

ENERGIZER HOLDINGS, INC. ANNOUNCES THIRD QUARTER RESULTS

St. Louis, Missouri, July 28, 2004 – Energizer Holdings, Inc, [NYSE: ENR], today announced results of its third quarter ended June 30, 2004. Net earnings for the quarter were $38.7 million, or $0.46 per diluted share, versus net earnings of $17.5 million, or $0.20 per diluted share, in the third fiscal quarter of 2003. The prior year quarter includes an after-tax expense of $35.9 million, or $0.42 per diluted share, relating to the write-up of inventory purchased in the Schick Wilkinson Sword (SWS) acquisition as well as an after-tax gain on a property sale of $5.7 million, or $0.07 per diluted share, intellectual property rights income of $1.5 million, after taxes, or $0.02 per diluted share, and recognized tax benefits related to prior year losses of $7.8 million, or $0.09 per diluted share.

For the current quarter, sales increased 10% to $651.9 million due to higher sales in all three segments, with about one-third of the increase attributable to favorable foreign currency rate. Segment profit increased 4% to $86.8 million, as improvements in the Battery segments were partially offset by a $9.7 million decrease in the Razors and Blades segment. General corporate and other expenses increased $5.3 million, and interest and other financing items increased $3.0 million.

“Overall, we were pleased with our performance this quarter,” said Pat Mulcahy, Chief Executive Officer. “Top line growth is healthy in both the battery and shaving businesses. Our segment profit momentum has slowed compared to earlier in the year as we anniversary new shaving product launches and currency improvements moderate. In addition, we have invested heavily this quarter in the long-term health of our brands. We have dramatically expanded promotions and advertising to drive consumer trial of our new shaving systems. On the battery side, we have de-emphasized promotions that move units purely on a discount basis and are increasing media advertising in support of our premium brands. Investing in our brands is critical to optimizing the long-term financial performance of our businesses.”

For the nine months ended June 30, 2004, net earnings were $207.1 million, or $2.43 per diluted share, compared to net earnings of $136.9 million, or $1.55 per diluted share, in the same period last year. Favorable currency impacted year-over-year results by $0.31 per diluted share. The current nine month results include recognition of previously unrecognized tax benefits of $16.2 million, or $0.19 per diluted share, and intellectual property rights income of $0.9 million, after-tax, or $0.01 per share. In addition to the inventory write-up, property sale and recognized tax benefits mentioned above, the nine-month results for 2003 include total intellectual property rights income of $5.2 million, after tax, or $0.06 per share.
For the nine months ended June 30, 2004, sales increased $527.5 million, or 34%, and segment profit increased $82.9 million, or 29%, due to the inclusion of SWS and higher battery sales. General corporate and other expenses increased $27.3 million, and interest and other financing items increased $5.3 million.

North America Battery

Net sales to customers for the third quarter in 2004 of $228.5 million increased $14.7 million, or 7%, primarily due to an 11% increase in alkaline volume. Segment profit increased $6.0 million due to higher sales, partially offset by higher raw material costs and advertising expense.

In the United States (U.S.), retail alkaline category units were nearly flat compared to the same quarter last year, while category value sales declined 3%. Retail consumption of Energizer’s alkaline products increased an estimated 4% in units and 1% in value for the quarter. The negative price mix is primarily due to channel shift from the food and drug stores to accounts that sell larger pack sizes. Energizer estimates its share of the alkaline battery market at approximately 32% for the quarter, up approximately one percentage point compared to the same quarter last year. Energizer estimates that overall retail inventory levels at June 30, 2004, are in line with seasonally normal levels.

For the nine months, sales increased $30.4 million, or 4%, on higher volume, favorable Canadian currency translation of $6.6 and higher net pricing. Segment profit increased $4.2 million, with currency accounting for $3.7 million of the improvement. Absent currency effects, higher segment profit from increased sales was nearly offset by higher raw material costs, advertising, promotion and overhead expenses.

Looking forward, U.S. retail battery consumption has been strengthening, but the September quarter will be up against a difficult comparison due to east coast blackouts and hurricanes in the same period last year.

International Battery

Net sales for the quarter increased $19.0 million, or 11%, on higher volume and favorable currency impacts of $8.4 million. Segment profit improved $6.9 million for the quarter, including a $4.2 million benefit from favorable currencies and higher sales, which were partially offset by higher advertising, promotion and overhead expenses.

For the nine months, net sales increased $55.0 million, or 10%, on favorable currency impacts of $44.3 million and higher volumes in all areas, partially offset by unfavorable pricing in Europe. Segment profit increased $27.2 million for the nine months, including a $23.3 million favorable impact from currencies. Absent currencies, segment profit increased $3.9 million as higher sales were partially offset by higher advertising, promotion and overhead expenses.

Razors and Blades

Energizer’s acquisition of SWS was completed on March 28, 2003; therefore, the comparison of the current nine months are versus pro forma results for the corresponding period last year, as shown in Note 3 of the Condensed Financial Statements.

Sales for the quarter were $230.1 million, an increase of $24.2 million, or 12%, compared to the same quarter last year. The main drivers of sales growth were the new QUATTRO men’s shaving system, Intuition sales in Europe and Asia following initial product introductions and favorable currency impacts of $10.7 million. These improvements were partially offset by anticipated declines in Europe and Asia for other product lines, which were negatively impacted by new product sales, a decline in North American Intuition sales compared to last year’s product launch and retail pipeline fill, and significant coupon activity, which is recorded as a discount to sales.

During the quarter, SWS ran a national coupon program aimed at generating consumer trial of QUATTRO and Intuition razors. Razor share is highly volatile depending on new product offerings and promotional activity. In the current quarter, SWS achieved nearly a 50% U.S. razor dollar share, compared to approximately 33% for the March 2004 and 29% for the June 2003 quarter. It is anticipated that SWS’ razor share will decline in the September quarter reflecting sales of recently launched competitor products and lower SWS promotional activity. Share of blades is more stable than razors, and we believe provides a better gauge of the ongoing business. SWS’ share of the U.S. blade market was approximately 18% for the quarter compared to 17% last quarter and 15% for the same quarter last year.

Segment profit for the quarter was $6.9 million, a decrease of $9.7 million as benefits of sales increases, lower product costs and currency impacts of $2.9 million were more than offset by a significant increase in advertising, promotion and selling expenses in support of new products, particularly in Europe and Asia.

For the nine months, sales increased $130.1 million, or 25%, as incremental sales of Intuition and QUATTRO and $43.6 million of favorable currency were partially offset by anticipated declines in other product lines. Segment profit for the nine months increased $37.9 million to $71.3 million as higher gross margin from new product sales, lower product costs and favorable currency impacts of $12.8 million were partially offset by higher advertising and promotion and to a lesser extent, overhead expenses.

Looking forward, Razors and Blades results will be significantly influenced by the performance of the QUATTRO and Intuition franchises. Both products are currently selling in most major markets in which SWS operates and the launch advertising and promotion campaigns are near completion. SWS will continue to support both brand franchises with strong media and promotional support, but at lower levels than that of the initial launch period.

Other Items

Battery research and development expenses were nearly flat for the quarter and increased $3.2 million for the nine months due to an asset impairment charge earlier in the year relating to a discontinued technology development initiative.

Corporate and other expenses increased $5.3 million mainly due to higher legal expenses related to litigation activities and higher administration expenses. For the nine months, corporate and other expenses increased $27.3 million due to higher legal expenses, costs associated with the integration of the SWS business and higher administrative expenses.

Interest and other financing items increased $3.0 million as $5.1 million of foreign currency losses were partially offset by lower interest rates and lower average borrowings. For the nine months, interest and other financing items increased $5.3 million as currency losses in the current quarter were partially offset by currency gains in the first half of the year and higher average borrowings were nearly offset by lower interest rates.

For the quarter, the income tax rate was 31.0%, which includes an adjustment necessary to bring the rate for the nine months in line with the projected full year rate. The rate for the nine month period was 27.3%, which reflects a tax rate of 33.0% on current year earnings as well as $16.2 million of tax benefits related to prior year losses. Last year’s third quarter and nine month period included a tax benefit of $20.3 million associated with the SWS inventory write-up and a $7.8 million tax benefit related to prior year losses. Absent these items, the tax rate for last year’s third quarter and nine months would have been 34.3% and 34.1%, respectively.

Capital expenditures and depreciation expense for the quarter were $23.0 million and $26.8 million, respectively.  For the nine months, capital expenditures were $76.6 million, and depreciation expense was $83.1 million.

During the quarter, Energizer repurchased 3.2 million shares of its common stock. The company purchased an additional 1.4 million shares through July 27, 2004 bringing the total purchased thus far in fiscal 2004 to 8.5 million. Energizer has 5.4 million shares remaining on the 10.0 million share repurchase authorization approved by its Board of Directors in January 2004.

In July, Energizer announced a Voluntary Enhanced Retirement Option (VERO) offered to approximately 600 eligible employees in the United States. If all eligible employees elect to participate, it would result in a pre-tax charge of $22.0 million, or $0.18 per diluted share, after-tax, in the fourth quarter of 2004. However, it is currently not possible to accurately predict how many eligible employees will elect to participate. The company anticipates that many employees electing the VERO will not be replaced. Cost savings resulting from the VERO cannot be predicted until the number and specific employees accepting the offer are known. It is expected that cost savings realized will offset program costs in less than one year.

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Statements in this press release that are not historical, particularly statements regarding segment profit momentum, currency improvements, future media advertising and the impact on the Company’s long-term financial performance, estimates of battery category changes on a unit and value basis compared to the same period last year and strengthening of U.S. retail battery consumption, retailer inventory levels for batteries, Energizer’s market share in the alkaline battery category, SWS market share in both razors and blades categories and anticipated changes in that share, the impact of the performance of new products on SWS results, continued advertising and promotional support for new SWS products and its impact on the success of those products, projected income tax rates, and cost savings (including prospective job eliminations) related to the Voluntary Enhanced Retirement Option, may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Energizer cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date made.

Energizer advises readers that various risks and uncertainties could affect its financial performance and could cause Energizer’s actual results for future periods to differ materially from those anticipated or projected. Competitive activity, cost savings initiatives, unanticipated currency fluctuations and general economic conditions can significantly impact the future profit outlook for the Company. Competitive activity, retailer demands, and cash flow fluctuations may influence current plans for advertising and promotional spending for both Battery and Razors and Blades in future quarters, and there is no guarantee that such spending will have a positive impact on the Company’s financial performance. Energizer’s estimates of battery category unit and value changes, retail and consumer consumption of its battery products, Energizer and SWS market share, and retailer inventory levels, may be inaccurate, or may not reflect significant segments of the retail market. Moreover, Energizer sales volumes in future quarters may lag unit consumption if retailers are currently carrying excess inventories at this time, or if those retailers elect to further contract their inventory levels. SWS market share in both the razors and blades categories may be subject to greater fluctuation than is currently anticipated, based upon consumer acceptance of SWS products and competitive offerings, as well as by competitive promotional activity. Both the battery and the razors and blades categories are highly competitive, and large retail customers possess significant leverage in obtaining pricing and promotional concessions – all of which could impact pricing and promotional stabilization. Energizer’s overall tax rate for the year may be higher or lower than anticipated because of unforeseen changes in foreign loss estimates or changes in applicable laws. The Voluntary Enhanced Retirement Option may not be accepted by a significant number of eligible employees, resulting in an inability to offset program costs. In addition, the potential of job eliminations (and consequent longer-term cost savings) may not materialize, depending upon the particular positions held by those accepting the offer. Additional risks and uncertainties include those detailed from time to time in Energizer’s publicly filed documents, including Energizer’s Registration Statement on Form 10, its Annual Report on Form 10-K for the Year ended September 30, 2003, its quarterly report on Form 10Q for the period ended December 31, 2003, and March 31, 2004, and its Current Report on Form 8-K dated April 25, 2000.

ENERGIZER HOLDINGS, INC.
STATEMENT OF EARNINGS
(Condensed)
(Dollars in millions, except per share data - Unaudited)

	Quarter Ended June 30,		Nine Months Ended June 30,
	2004	2003	2004	2003

Net sales	$651.9	$594.0	$2,056.5	$1,529.0

Cost of products sold	325.0	359.0	1,017.0	874.0
Selling, general and administrative expense	126.5	107.9	383.2	252.9
Advertising and promotion expense	114.4	90.2	295.9	164.2
Research and development expense	16.7	16.0	53.5	34.1
Intellectual property rights income	-	(2.5)	(1.5)	(8.5)
Interest expense	7.6	10.2	21.5	19.3
Other financing items, net	5.6	-	2.0	(1.1)

Earnings before income taxes	56.1	13.2	284.9	194.1

Income tax provision	(17.4)	4.3	(77.8)	(57.2)

Net earnings	$38.7	$17.5	$207.1	$136.9

Earnings per share
Basic	$0.48	$0.21	$2.52	$1.59

Diluted	$0.46	$0.20	$2.43	$1.55

Weighted average shares of common stock - Basic	80.8	83.9	82.2	86.3

Weighted average shares of common stock - Diluted	83.9	86.4	85.1	88.6

See Accompanying Notes to Condensed Financial Statements

ENERGIZER HOLDINGS, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
June 30, 2004
(Dollars in millions – Unaudited)

Note 1 – Operating results for any quarter are not necessarily indicative of the results for any other quarter or the full year.

Note 2 – The Company’s operations are managed via three major segments - North America Battery (United States and Canada battery and lighting products), International Battery (rest of world battery and lighting products) and Razors and Blades (global razors, blades, and related products). The Company reports segment results reflecting all profit derived from each outside customer sale in the region in which the customer is located. Research and development costs for the battery segments are combined and included in the Total Battery segment results. Research and development costs for Razors and Blades are included in that segment’s results. Segment performance is evaluated based on segment operating profit, exclusive of general corporate expenses, major restructuring charges and amortization of intangible assets. Financial items, such as interest income and expense, are managed on a global basis at the corporate level.

On March 28, 2003, the Company acquired the worldwide Schick Wilkinson Sword (SWS) business from Pfizer, Inc. Following the acquisition of SWS, the Company has adopted an operating model that includes a combination of stand-alone and combined business functions between the battery and razor and blades businesses, varying by country and region of the world. Shared functions include product warehousing and distribution, various transaction processing functions, legal and environmental activities, and in some countries, combined sales forces and management. For shared business functions, the Razors and Blades segment has been charged only the actual incremental cost of assuming additional SWS work. Such amounts are less than fully-allocated costs and do not represent the costs of such services if performed on a stand-alone basis.

Historical segment sales and profitability for the quarter and the nine months ended June 30, 2004 and 2003, respectively, are presented below. All prior periods have been restated to conform to the current presentation.

	Historical		Historical
	For the quarter ended June 30,		For the nine months ended June 30,

	2004	2003	2004	2003

Net Sales
North America Battery	$228.5	$213.8	$785.9	$755.5
International Battery	193.3	174.3	622.6	567.6

Total Battery	421.8	388.1	1,408.5	1,323.1
Razors and Blades	230.1	205.9	648.0	205.9

Total Net Sales	$651.9	$594.0	$2,056.5	$1,529.0

	Historical		Historical
	For the quarter ended June 30,		For the nine months ended June 30,

	2004	2003	2004	2003

Profitability
North America Battery	$55.3	$49.3	$209.3	$205.1
International Battery	33.2	26.3	116.4	89.2
R&D Battery	(8.6)	(8.8)	(30.1)	(26.9)

Total Battery	79.9	66.8	295.6	267.4
Razors and Blades	6.9	16.6	71.3	16.6

Total segment profitability	$86.8	$83.4	$366.9	$284.0

General corporate and other expenses	(15.9)	(10.6)	(55.6)	(28.3)
Additional cost - acquisition inventory valuation	-	(56.2)	-	(56.2)
Intellectual property rights income	-	2.5	1.5	8.5
Gain on Sale of Property	-	5.7	-	5.7
Amortization	(1.6)	(1.4)	(4.4)	(1.4)
Interest and other financial items	(13.2)	(10.2)	(23.5)	(18.2)

Total earnings before income taxes	$56.1	$13.2	$284.9	$194.1

Supplemental product information is presented below for revenues from external customers:

	For the quarter ended June 30,		For the nine months ended June 30,

Net Sales by Product Line	2004	2003	2004	2003

Alkaline Batteries	$271.1	$242.7	$927.8	$885.7
Carbon Zinc Batteries	56.4	56.8	182.8	177.7
Other Batteries and Lighting Products	94.3	88.6	297.9	259.7
Razors and Blades	230.1	205.9	648.0	205.9

Total Net Sales	$651.9	$594.0	$2,056.5	$1,529.0

Note 3 – On March 28, 2003, the Company acquired the SWS business from Pfizer, Inc. The pro forma statement of earnings and segment sales and profitability for the nine months ended June 30, 2003 is presented below. This statement represents the Company’s results as if the acquisition of SWS had occurred on October 1, 2002. Such results have been prepared by adjusting the Company’s historical results to include SWS results of operations and incremental interest, amortization of acquired finite-lived intangibles and other expenses related to acquisition debt. The pro forma statements do not include any cost savings occurring from the combination of Energizer and SWS operations, nor one-time items related to acquisition accounting. This pro forma earnings statement is based on, and should be read in conjunction with the Company’s historical consolidated financial statements and related notes, as well as SWS historical consolidated financial statements and notes included in the Form 8-K filings of May 30, 2003.

SWS inventory acquired in the acquisition was valued as if the Company were a distributor purchasing the inventory. In 2003, this resulted in a one-time allocation of purchase price to acquired inventory which was $89.7 higher than the historical manufacturing cost of SWS (the Write-Up). Inventory value and cost of products sold were based on post acquisition SWS production costs for all product manufactured after the acquisition date. During the quarter ended June 30, 2003, $56.2 of the Write-Up was recognized in cost of products sold, reducing net earnings by $35.9, after taxes.

	Historical	Pro Forma
	Nine Months Ended	Nine Months Ended
	June 30,	June 30,
	2004	2003

Net sales	$2,056.5	$1,841.0

Cost of products sold	1,017.0	1,027.7	*
Selling, general and administrative expense	383.2	325.9
Advertising and promotion expense	295.9	220.8
Research and development expense	53.5	48.8
Intellectual property rights income	(1.5)	(8.5)
Interest expense	21.5	33.8
Other financing items, net	2.0	0.9

Earnings before income taxes	284.9	191.6	*

Income tax provision	(77.8)	(56.8)

Net earnings	$207.1	$134.8

Earnings per share
Basic	$2.52	$1.56	*
Diluted	$2.43	$1.52	*

Weighted average shares of common stock - Basic	82.2	86.3
Weighted average shares of common stock - Diluted	85.1	88.6

*Results for the nine months ended June 30, 2003 include $56.2 pre-tax, $35.9 after-tax, or $0.43 per basic share and
$0.42 per diluted share related to the SWS acquired inventory Write-Up

	Historical	Pro Forma
	Nine Months Ended	Nine Months Ended
	June 30, 2004	June 30, 2003

Net Sales
North America Battery	$785.9	$755.5
International Battery	622.6	567.6

Total Battery	1,408.5	1,323.1
Razors and Blades	648.0	517.9

Total Net Sales	$2,056.5	$1,841.0

	Historical	Pro Forma
	Nine Months Ended	Nine Months Ended
	June 30, 2004	June 30, 2003

Profitability
North America Battery	$209.3	$205.1
International Battery	116.4	89.2
R&D Battery	(30.1)	(26.9)

Total Battery	295.6	267.4
Razors and Blades	71.3	33.4

Total segment profitability	$366.9	$300.8

General corporate and other expenses	(55.6)	(28.3)
Additional cost - acquisition inventory valuation	-	(56.2)
Intellectual property rights income	1.5	8.5
Gain on sale of property	-	5.7
Amortization	(4.4)	(4.2)
Interest and other financial items	(23.5)	(34.7)

Total earnings before income taxes	$284.9	$191.6

Note 4 – Basic earnings per share is based on the average number of common shares during the period. Diluted earnings per share is based on the average number of shares used for the basic earnings per share calculation, adjusted for the dilutive effect of stock options and restricted stock equivalents.